Spinoff Solutions.com Inc.

                              September 30, 2003

















                              Clyde Bailey, P.C.
                         Certified Public Accountant
                           10924 Vance Jackson #404
                           San Antonio, Texas 78230




CLYDE BAILEY P.C.
                                                   Certified Public Accountant
                                                      10924 Vance Jackson #404
                                                      San Antonio, Texas 78230
                                                          (210) 699-1287(ofc.)
                                         (888) 699-1287   (210) 691-2911 (fax)
                                                                       Member:
                                                   American Institute of CPA's
                                                        Texas Society of CPA's

Board of Directors
Spinoff Solutions.com Inc.


                         INDEPENDENT AUDITOR'S REPORT

I have audited the accompanying balance sheet of Spinoff Solutions.com Inc. (Company) as of September 30, 2003 and the related statement of operations, statement of stockholders' equity, and the statement of cash flows from inception (June 2, 1999) to September 30, 2003. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards in the United States. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2003 and the results of its operations and its cash flows f from inception (June 2, 1999) to September 30, 2003 in conformity with accounting principles generally accepted in the United States.

                          /s/ Clyde Baily
                              Clyde Bailey P.C.
San Antonio, Texas
October 14, 2003









                                     F-1
                          Spinoff Solutions.com Inc.
                        Notes to Financial Statements

Note 1  -  Summary of Significant Accounting Policies

Organization
Spinoff Solutions.com Inc. ("the Company") was incorporated under the laws of the State of Nevada on June 2, 1999 for the purpose to promote and carry on any lawful business for which a corporation may be incorporated under the laws of the State of Nevada. The company has a total of 25,000,000 authorized common shares a par value of $.001 per share and with 4,500,000 common shares issued and outstanding as of September 30, 2003.

Federal Income Tax
The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. The Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                       Accounting Method
The Company's financial statements are prepared using the accrual method of accounting. Revenues are recognized when consulting engagements have been earned and completed and expenses when incurred on the related consulting engagements. Fixed assets are stated at cost. The Company has recorded a total of $4,538 in depreciation expense since the transaction ocurred in July 2001 for equipement.

During 2000, the Company adopted the U.S. Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin 101, "Revenue Recognition" ("SAB 101"), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. The adoption of SAB 101 did not have a material effect on the Company's business, financial condition, results of operations or cash flows. The

Company believes that SAB 101 has been followed in the recognition of revenues.









                                     F-6
                          Spinoff Solutions.com Inc.
                        Notes to Financial Statements

Note 1  -  Summary of Significant Accounting Policies (con't)
     Earnings per Common Share
The Company adopted Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which simplifies the computation of earnings per share requiring the restatement of all prior periods.

Basic earnings per share are computed on the basis of the weighted average number of common shares outstanding during each year.

Diluted earnings per share are computed on the basis of the weighted average number of common shares and dilutive securities outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

Comprehensive Income
Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances.
Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.
Among other disclosures, SFAS No.130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The
Company does not have any assets requiring disclosure of comprehensive income.

Impairment of Long-Lived Assets
The Company follows SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The Statement requires that long-lived assets, liabilities and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events of changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
Long-lived assets consist primarily of property and equipment and note receivable, and other assets. The recoverability of long-lived assets is evaluated at the operating unit level by an analysis of operating results and consideration of other significant events or changes in the business environment. If an operating unit has indications of impairment, such as current operating losses, the Company will evaluate whether impairment exists on the basis of undiscounted expected future cash flows from operations before interest for the remaining amortization period. If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value, less any costs associated with the final settlement. As of September 30, 2003 the Company has recorded an impairment loss of $6,120 against the inventory recorded in July 2001.











                                     F-7
                          Spinoff Solutions.com Inc.
                        Notes to Financial Statements

Note 1  -  Summary of Significant Accounting Policies (con't)
Recent Accounting Pronouncements
In June  2001,  the  FASB  issued  SFAS  No.  143,  "Accounting  for  Asset
Retirement Obligations". SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company does not expect that there will be a material impact from the adoption of SFAS No. 143 on its financial position, results of operations, or cash flows.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of", and the accounting and reporting provisions of Accounting
Principles Board Statement  ("APB") 30, "Reporting the Results of
Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. The Company is required to adopt SFAS No. 144 on October 1, 2002. The Company does not expect that the adoption of SFAS No. 144 will have a material effect on its financial position, results of operations or cash flows.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4,44 and 64, Amendment of FASB Statement No. 13, and Technical
Corrections". SFAS  No.  145   requires   the   classification   of  gains
and  losses   from extinguishments  of debt as  extraordinary  items  only if they meet certain criteria for such classification in APB No. 30, "Reporting the Results of
Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions". Any gain or loss on extinguishments of debt classified as an extraordinary item in prior periods that does not meet the criteria must be reclassified to other income or expense. These provisions are effective for fiscal years beginning
after  May  15,  2002.  Additionally,   SFAS  No.  145  requires
sale-leaseback accounting for certain lease modifications that have economic
effects similar to sale-leaseback   transactions.   These  lease
provisions   are  effective  for transactions  occurring  after May 15,
2002.  The  Company  does not expect the adoption of SFAS No. 145 to have a material effect on its financial position, results of operations or cash flows.

In July 2002, the FASB issued SFAS No. 146 , "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 replaces "Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including
Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material effect on its financial position, results of operations or cash flows.


                                     F-8
                          Spinoff Solutions.com Inc.
                        Notes to Financial Statements

Note 2  -  Common Stock
The company has a total of 25,000,000 authorized common shares with a par value of $.001 per share and with 4,500,000 common shares issued and outstanding as of September 30, 2003 and 2001.

In June 1999, the Company issued 2,500,000 common shares for consulting services valued at $2,000 or par value and 500,000 common shares valued at $511.

In July 2001, the Company issued 2,000,000 common shares as part of a merger agreement for a business called "Trimwood". The Company received assets valued at $100,000 as part of the purchase agreement.


Note 3   Income Taxes

Deferred taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from timing differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the timing differences are expected to reverse. The Company's previous principal temporary differences relate to revenue and expenses accrued for financial purposes, which are not taxable for financial reporting purposes. The Company's material temporary differences consist of bad debt expense recorded in the financial statements that is not deductible for tax purposes and differences in the depreciation expense calculated for financial statement purposes and tax purposes.

Note 4   Asset Purchase Agreement

On July 5, 2001, the Company entered into a "Purchase and Sale Agreement" to purchase all of the assets of a business called "Trimwood". The transaction involved 2,000,000 shares of the Company's common stock in exchange for assets valued at $100,000. The distribution of the assets was $30,600 for inventory, $9,250 for equipment, $500 for a website, and the balance for goodwill. An impairment loss of $6,120 has been recognized for the inventory, depreciation in the amount of $4,538, and amortization of the goodwill in the amount of $11,930 bring the net value of the assets acquired to $77412 as of September 30, 2003.

Note 5  -  Subsequent Events

There were no other material subsequent events that have occurred since the balance sheet date that warrants disclosure in these financial statements.









                                     F-9